EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-167862) of Motricity, Inc. of our report dated February 28, 2011 except for the changes in the presentation of comprehensive loss discussed in Note 2 and of discontinued operations discussed in Note 4, which are as of May 24, 2012 relating to the consolidated financial statements and financial statement schedule, which appears in this Current Report on Form 8-K of Motricity, Inc. dated May 24, 2012.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
May 24, 2012